Exhibit 99.1

Sana Biotechnology Announces Pricing of Upsized Public Offering

SEATTLE, Feb. 08, 2024 (GLOBE NEWSWIRE) — Sana Biotechnology, Inc. (Nasdaq: SANA), a company focused on changing the possible for patients through engineered cells, today announced that it has priced its underwritten upsized public offering of 17,272,728 shares of its common stock at a price to the public of $5.50 per share and, in lieu of common stock to certain investors, pre-funded warrants to purchase 12,727,272 shares of common stock at a price to the public of $5.4999 per pre-funded warrant, which represents the per share public offering price of each share of common stock less the $0.0001 per share exercise price for each pre-funded warrant. All of the shares and pre-funded warrants are to be sold by Sana. In addition, Sana has granted the underwriters a 30-day option to purchase up to an additional 4,500,000 shares of its common stock. The gross proceeds from the offering are expected to be approximately $165.0 million before deducting underwriting discounts and commissions and other offering expenses and excluding any exercise of the underwriters’ option to purchase additional shares. The offering is expected to close on or about February 12, 2024, subject to satisfaction of customary closing conditions.

Morgan Stanley, J.P. Morgan, Goldman Sachs & Co. LLC, and BofA Securities are acting as joint book-running managers for the offering.

The offering is being made pursuant to a Registration Statement on Form S-3, including a base prospectus, previously filed with and declared effective by the SEC, and Sana has filed with the SEC a preliminary prospectus supplement and accompanying prospectus relating to the offering. A final prospectus supplement and accompanying prospectus relating to the offering will also be filed with the SEC. These documents can be accessed for free through the SEC’s website at www.sec.gov. When available, copies of the final prospectus supplement and the accompanying prospectus relating to the offering may also be obtained from: Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014 or by email at prospectus@morganstanley.com; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (866) 803-9204 or by email at prospectus-eq_fi@jpmchase.com; Goldman Sachs & Co. LLC, Attn: Prospectus Department, at 200 West Street, New York, NY 10282, by telephone at (866) 471-2526 or by email at prospectus-ny@ny.email.gs.com; or BofA Securities, Attn: Prospectus Department, NC1-022-02-25, 201 North Tryon Street, Charlotte, NC 28255-0001 or by email at dg.prospectus_requests@bofa.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of any such state or jurisdiction.

About Sana Biotechnology

Sana Biotechnology, Inc. is focused on creating and delivering engineered cells as medicines for patients. Sana has operations in Seattle, Cambridge, South San Francisco, and Rochester.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements about Sana Biotechnology, Inc. (the “Company,” “we,” “us,” or “our”) within the meaning of the federal securities laws, including those related to the timing of the closing of the offering and the expected gross proceeds. These forward-looking statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, including but not limited to: whether or not we will be able to raise capital through the sale of securities or consummate the offering; the final terms of the offering; the satisfaction of customary closing conditions; prevailing market conditions; general economic and market conditions as well as geopolitical developments; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that we file from time to time with the Securities and Exchange Commission, including the registration statement and the preliminary prospectus supplement relating to the proposed public offering. These forward-looking statements are made as of the date of this press release, and we assume no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations & Media:

Nicole Keith

investor.relations@sana.com

media@sana.com